Confidential Draft

WesBanco Declares Increase in Quarterly Cash Dividend to Its Shareholders

Wheeling, WV, November 16, 2022 – WesBanco, Inc. (Nasdaq:WSBC), a diversified, multi-state bank holding company, announced today that its Board of Directors has approved a 2.9% increase in the quarterly cash dividend to $0.35 per common share from the previous quarterly dividend of $0.34 per common share. The higher dividend rate will be payable on January 3, 2023 to shareholders of record on December 9, 2022. This is the sixteenth increase in the quarterly dividend since 2010, and represents a cumulative increase of 150% over that period.

The WesBanco Board of Directors approved this most recent cash dividend increase based in part on the Company’s strong capital position and net income. The new cash dividend represents an annualized cash dividend rate of $1.40 per common share. Based upon yesterday’s closing common stock price of $40.27, the new dividend equates to a yield of approximately 3.5%.

About WesBanco, Inc.

Founded in 1870, WesBanco, Inc. (www.wesbanco.com) is a diversified and balanced financial services company that delivers large bank capabilities with a community bank feel. Our distinct long-term growth strategies are built upon unique sustainable advantages permitting us to span six states with meaningful market share. Built upon our ‘Better Banking Pledge’, our customer-centric service culture is focused on growing long-term relationships by pledging to serve all personal and business customer needs efficiently and effectively. Furthermore, our strong financial performance and employee focus has earned us recognition by Forbes as both one of America’s Best Banks and Best Midsize Employers – the only midsize bank making the top ten of both rankings. In addition to a full range of online and mobile banking options and a full-suite of commercial products and services, WesBanco provides trust, wealth management, securities brokerage, and private banking services through our century-old Trust and Investment Services department, with approximately $4.6 billion of assets under management (as of September 30, 2022). WesBanco's banking subsidiary, WesBanco Bank, Inc., operates 194 financial centers in the states of Indiana, Kentucky, Maryland, Ohio, Pennsylvania, and West Virginia. Additionally, WesBanco operates an insurance agency, WesBanco Insurance Services, Inc., and a full-service broker/dealer, WesBanco Securities, Inc.

SOURCE: WesBanco, Inc.

WesBanco Company Contact:

John H. Iannone

Senior Vice President, Investor and Public Relations

304-905-7021

###